July 1, 2014
Erwin Mayr

EXHIBIT 10.49
Dear Erwin,

Your contributions to Novelis are very important. In recognition of this, the Company has put in place an enhancement to the existing LTI program. This “Bridge” plan was developed to supplement the LTIP while the new Novelis portion of the Plan matures. This program will provide you with a cash incentive in addition to your other compensation such as your base salary, annual bonus opportunity and long-term incentive opportunity.

The Bridge plan is in place for FY2015 and will be reviewed annually.

You will receive three payments in the total amount of $100,000

First Payment in December 2014    $50,000
Second Payment in December 2015    $25,000
Third Payment in December 2016    $25,000

Because this opportunity is designed to enhance our LTIP as a retention incentive, in the event that you voluntarily terminate your employment prior to December 31, 2016, or are terminated for cause, you will be required to repay any payments made under the Bridge plan in the previous 12 months, less applicable taxes, and any you will not be entitled to any other payments thereafter. If you are terminated involuntarily without cause, any unpaid cash installments will be immediately cancelled but you will not be required to repay any cash payments you have received.

Your acceptance of any payments under this award shall constitute your acceptance of the terms and conditions set forth above.

I am very pleased that we are able to offer you this opportunity and I look forward to you continuing to be a key member of the team as we focus on building an even more successful Novelis.

Sincerely,

Phil Martens
President and Chief Executive Officer